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                                                               EXHIBIT 10(b-3)

                                  THIRD AMENDMENT
                                        TO
                            SECOND INSURANCE AGREEMENT

         This AMENDMENT, made this 15th day of July, 1997, (this "Amendment"), to the Second Insurance Agreement, dated as of October 24, 1995 (the"Insurance Agreement"), by and between Delta Clearing Corp. ("Delta") and Capital Markets Assurance Corporation ("CapMAC").

         WHEREAS, Delta and CapMAC entered into the First Amendment to the Second Insurance Agreement, dated September 25, 1996, to exclude from the definition of New Worth contained in Section 4(g) of the Insurance Agreement the issuance by Delta to its stockholders of subordinated notes in an aggregate principal amount not in excess of $2 million;

         WHEREAS, CapMAC and Delta have entered into the Second Amendment to the Second Insurance Agreement, effective as of April 12, 1997, pursuant to which the premium paid by Delta to CapMAC pursuant to Section 5(a) of the Insurance Agreement has been reduced; and

         WHEREAS, CapMAC has agreed, subject to the terms hereof, to further amend the definition of Net Worth contained in the Insurance Agreement to allow Delta to raise additional capital through the issuance to its stockholders of up to an additional $2 million aggregate principal amount of subordinated notes.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendment to the Insurance Agreement. Section 4 (g) of the Insurance Agreement, as amended by the First Amendment to the Second Insurance Agreement, is hereby further amended by deleting the entire text of the second sentence thereof and substituting the following text therefor:

                    "Net Worth" of the Company shall mean the excess of all assets (excluding any value for goodwill, trademarks, patents, copyrights, organization expenses and other similar intangible items) over all liabilities (excluding up to $4 million of subordinated notes issued to stockholders of the Company), as determined and


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         computed in accordance with generally accepted accounting principles consistently applied. The terms and form of any subordinated notes issued by the Company to its stockholders shall be approved by CapMAC prior to issuance.

         2. Expenses. The Company agrees to pay CapMAC its out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and expenses) in connection with the preparation, execution and delivery of this Amendment.

         3. Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.

         4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof duly executed by the other party hereto.

         5. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the ___ day of August, 1997

               DELTA CLEARING CORP.

               By: Stephen K. Lynner \s\
                   -------------------------------
                   Title: President

               CAPITAL MARKETS ASSURANCE CORPORATION

               By: Gary Dycus \s\
                   -------------------------------
                   Title: Vice President

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